(J)(1)(j)

SUPPLEMENT TO THE CUSTODY AGREEMENT

HONG KONG – CHINA – STOCK CONNECT SERVICE

Date: November 19, 2018

To: The Bank of New York Mellon

Re: Hong Kong - China – Stock Connect Service

Dear Sir or Madam:

Reference is made to the Custody Agreement entered into between the Voya funds set forth on Exhibit A thereto and The Bank of New York Mellon (previously The Bank of New York) as custodian (BNYM) dated January 6, 2003, as amended or supplemented from time to time (CA). Each separate Portfolio listed on Annex A hereto, as it may be amended from time to time, is referred to separately herein as the Client. This letter (Letter) serves as a supplement to the CA.

This Letter relates to the Hong Kong - China – Stock Connect Service (as the same is defined in the Rules of the Stock Exchange of Hong Kong and as hereafter referred to in this Letter, the China Connect Service or Connect). Connect is a trading and clearing service between Shanghai Stock Exchange, Shenzhen Stock Exchange, China Securities Depository and Clearing Corporation Limited (China Connect Clearing House), the Stock Exchange of Hong Kong (SEHK) and the Hong Kong Stock Exchange's clearing and nominee company, Hong Kong Securities Clearing Company Ltd. (HKSCC). The service applies to securities (China Connect Securities) listed and traded on a China Connect Market via the China Connect Service.

Where used in this Letter, the term China Connect Market System has the meaning given to it in the Rules of the SEHK and the terms China Connect Market, China Connect Market Operator and China Connect Clearing Participant have the meanings given to them in the General Rules of the Central Clearing and Settlement Service established and operated by HKSCC (CCASS), as may be amended from time to time.

With respect to each Client, this Letter sets out the terms and conditions upon which BNYM supports and provides access to Connect.

(a)In respect of the China Connect Securities, BNYM will (and is authorised to):

(i)establish, maintain and operate a segregated account/sub-account and ledger for each Client in accordance with the CA and on BNYM's books and records (each a BNYM China Connect Account); and

(ii)at BNYM's appointed subcustodian, the Hong Kong and Shanghai Banking Corporation

Limited (Subcustodian), direct the establishment and maintenance in the books and records of the Subcustodian of an account for each Client for the deposit, custody and safekeeping of such securities (each a China Connect Account).

Client acknowledges and agrees that in respect of the China Connect Securities and Connect, the Subcustodian and its clearing affiliate is a participant with HKSCC and Client is opting to utilise the Special Segregated Account (SPSA) offering available at HKSCC through the Subcustodian for multiple broker appointments and transactions in China Connect Securities.

An SPSA account will be established and maintained with HKSCC with respect to Client using the applicable unique identity and i.d. code, and Client shall provide all information as is reasonably required to open and maintain such SPSA account.

Client is referred to the matters in paragraphs (i) and (j) below regarding HKSCC and its account with China Connect Clearing House.

(b)In accordance with the requirements of the China Connect Service for trades of China Connect Securities to be on market, Client agrees and undertakes to ensure that all transfers of China Connect Securities into or out of a relevant SPSA account/China Connect Account that it instructs BNYM to effect will not, unless permitted by the China Securities Regulatory Commission (CSRC), be in relation to the trading of China Connect Securities other than through the relevant China Connect Market System.

(c)(i) Client instructions issued to BNYM for trades of China Connect Securities through Connect (Instructions) must be in the China Connect Service format required by BNYM (as specified in the BNYM service level description (Service Level Description) from time to time) that enables the special process detailed in the Service Level Description and such Instructions must be received by BNYM by the BNYM deadline (as specified in the Service Level Description from time to time).

(ii)Client shall be responsible for all trade instructions issued to its broker engaged for trades in China Connect Securities. Client is the sole entity responsible for making the decision as to which settlement option(s) set forth in this Letter it desires to use, and Client is fully responsible to understand the ramifications of that decision. Client is responsible for engaging its own broker or brokers (Broker which term will include HSBC Broker and any Designated Connect Broker (as defined below) unless otherwise specified) for Connect. BNYM is not party to any brokerage arrangement or agreement entered into between a Client and any Broker and takes no responsibility for such brokerage services.

(iii)Client must ensure that Instructions it provides to BNYM are correct and at all times consistent with the trading instructions it issues to a Broker. Client acknowledges and agrees that, prior to issuing trading instructions, it is responsible to ensure it has: (1) sufficient Yuan Renminbi – CNH or, as the case may be, so long as permitted through the China Connect Market System, US Dollars-USD or Hong Kong Dollars-HKD, for a purchase of China Connect Securities in its cash account(s) with BNYM which is designated for use in respect of Client's China Connect Account (Cash Account); and/or (2) sufficient China Connect Securities for a sale of China Connect Securities in its BNYM China Connect Account and corresponding SPSA account/China Connect Account.

(iv)"Plus" Service Optionality: Where Client engages Hong Kong and Shanghai Banking Corporation Limited and its broker affiliate company HSBC Securities Brokers (Asia) Limited (HSBC Broker) or such other brokers as HSBC Broker may from time to time include in its SPSA "Plus" service (any such other broker being a Designated Connect Broker) with respect to Connect and transactions in China Connect Securities, the settlement terms outlined in paragraph (e)(i) (for sales) and paragraph (e)(ii) (for purchases) will apply.

(v)Broker Alledgement Option: If agreed by BNYM, the Subcustodian and HSBC Broker, sales of China Connect Securities will be settled against Broker alledgement only. If this is agreed, Client acknowledges that, in respect of sales of China Connect

Securities, Client exclusively appoints HSBC Broker as its broker and no other trading options will be available for sales and any purported sale of China Connect Securities through any other broker will not be permitted or supported (and will fail). Purchases of China Connect Securities may be transacted utilising any Broker.

(d)Client shall provide such information as may be required for Connect, including the particulars of its appointed Brokers from time to time and Client authorises BNYM to disclose such details to the Subcustodian. Client acknowledges and agrees that the pre-trade checking procedure of SEHK will be carried out against the relevant SPSA account(s) and balances of securities must be satisfactory for this procedure and for Client's executing Brokers for the settlement of a trade. Client agrees and acknowledges, where the Broker Alledgement option applies, that sale trades of China Connect Securities shall be carried out on instructions issued by Client to HSBC Broker independent of Instructions of Client to BNYM. In all other cases of sale and purchase trades, these will be settled on the basis of Instructions of Client as issued by BNYM to the Subcustodian. Settlement of sale trades are as described under paragraph (e)(i) below and settlement of purchase trades are as described under paragraph (e)(ii) below. Client further authorises the performance of all acts and taking of all actions (such acts and actions described in this paragraph (d), the Settlement Tasks) which either of BNYM or the Subcustodian considers in its discretion necessary for completing the settlement of trades of China Connect Securities. Settlement Tasks shall include but are not limited to generating settlement instructions in respect of the trades and effecting the transfer of the relevant China Connect Securities of a trade into or out of the relevant SPSA account/China Connect Account.

(e)

(i)"Plus" Service Settlement- Settlement of sale or purchase trades under the normal market settlement (and outside of the Real time DVP/RVP now supported for Connect) may not occur on the trade date. Title, property or interests in China Connect Securities are subject to the

"Securities on hold" provisions of the General Rules of CCASS pursuant to which title, property or interest in any China Connect Securities shall not pass to a purchaser unless and until HKSCC has received payment in full for such securities and such payment is good and irrevocable or otherwise agreed by HKSCC. Accordingly, market settlement can occur on trade date if executing brokers and their cash clearing bank agents are able to utilise the same day cash settlement run to achieve settlement on trade date but this is not mandatory and settlement may still occur later than the trade date (T+1) and is subject to a provisional/reversible credit in the Client account until settlement finality. Where, however, HSBC Broker or a Designated Connect Broker is the executing Broker for Client on a sale trade (including where the Broker Alledgement option applies for sales where HSBC Broker is the executing Broker), the market settlement mentioned above does not apply and there is no provisional/reversible credit; rather it is always on the basis that the trade will be on a delivery versus payment basis on trade date, subject to Client meeting its requirements under paragraph

(c)above and BNYM thereby issuing settlement instructions (i.e., this is synthetic delivery versus payment).

(ii)Purchase Settlement- Purchase trades and their settlement will be dependent on the executing Broker for Client meeting the requirements of full, good and irrevocable payment to HKSCC (settlement can occur on trade date or may be deferred to T+1 as explained under paragraph (e)(i) above) and will be on a receive versus payment basis. Except, however, where

HSBC Broker (or another Designated Connect Broker offering the "Plus" service) is the executing Broker for a purchase trade, settlement will occur on trade date (or a date instructed for deferred settlement) notwithstanding the market/HKSCC good and irrevocable payment requirement (i.e., this is synthetic receive versus payment).

(f)Client acknowledges and agrees that BNYM shall not be liable for paying and/or reporting any tax, levy, impost, duty, assessment, deduction, charge or withholding of a similar nature, and any addition, penalty or interest payable in connection with any failure to pay or any delay in paying any of the same that may be charged or chargeable on or in respect of the holding, trading and/or income, interests and other entitlements that may be derived from the China Connect Securities in Client's BNYM China Connect Account or relevant SPSA account/China

Connect Account (Taxes), nor responsible for the obligation to withhold Taxes or comply with any filing or registration obligations regarding Taxes except as otherwise required by any applicable law, rule, operating procedure, order, directive, notice, guidance, market practice or request (in all cases whether or not having the force of law) of any government agency, court of competent jurisdiction, central depository, exchange, clearing or settlement facility and/or any regulatory or supervisory authority (the foregoing, Applicable Requirements). Where BNYM or any of its affiliates, or the Subcustodian or any of its affiliates, are required to do any of the above by such Applicable Requirements, Client undertakes to reimburse and indemnify BNYM or its affiliates on demand for the amount of Taxes that BNYM has paid and to provide such information as BNYM may require to fulfil its duties within the timeframe which BNYM advises. For the avoidance of doubt, Client acknowledges and agrees that neither the Subcustodian nor BNYM is providing Client with any advice in relation to Taxes nor is the Subcustodian or BNYM acting as agent or representative with respect to such Taxes.

(g)Connect is a no fail market although trades can fail in certain circumstances (including if Client fails to adhere to the terms of this Letter and including if instructions to BNYM are not forthcoming, cannot be matched or are late). Where there is a failure of delivery of China Connect Securities from the relevant SPSA account/China Connect Account to the executing Broker, a buy-in procedure may be commenced under provisions of the General Rules of CCASS against that executing Broker. The executing Broker will be permitted to submit an explanation to HKSCC within a short duration at the end of that trading day to explain the shortfall due from a failed delivery from an SPSA account. If HKSCC accepts the explanation, the "Securities on hold" provisions for delivery (and withholding from selling arrangement) will not apply to all China Connect Securities of that same security/share or ISIN in the relevant SPSA account/China Connect Account and pending deliveries will be processed for settlement with the failed trade being subject to buy-in procedure. HKSCC may grant a buy-in exemption in respect of a failed delivery from an SPSA account but this will be subject to evidencing that there are sufficient securities available to cover the shortfall. If the conditions are met, the buy-in will be waived; however, in the absence of waiver a buy-in will be enforced the next trading day. Client may be made responsible for the costs/penalty resulting from any default by the executing Broker where buy-in is utilised. Where there is a failure on a purchase, the Broker may settle in the market and hold shares on its participant account, but cash will not be debited from the applicable Cash Account; the Broker may claim its cost of funding and expenses from Client. Client acknowledges and agrees it understands and accepts the matters set out in this paragraph (g) (together with paragraph (e) above).

(h)Client acknowledges and agrees that it is the investor in the China Connect Securities and shall be responsible for the consequences of trading of China Connect Securities through the China Connect Service. Client therefore further acknowledges and agrees that it understands and shall comply with all applicable laws, rules, regulations, orders, directives, guidelines, market practice, notices, operating procedures, policies or requests of any government agency, central depository, exchange, clearing or settlement facility and/or any regulatory or supervisory authority with competent jurisdiction (whether or not having the force of law and as the same may be amended) which shall include, but is not limited to, China Connect Clearing House, HKSCC, SEHK, a China Connect Market Operator and CCASS generally and as each of the same concern the China Connect Service, and activities arising from the China Connect Service and/or regarding investments in China Connect Securities. Such applicable laws, rules and regulations shall include, but shall not be limited to: (i) any restrictions on investments in China Connect Securities (Investment Restrictions); (ii) percentage limits that may be imposed on the maximum holdings of a non-PRC (People's Republic of China) investor (either on its own or in aggregate with other non-PRC investors) in China Connect Securities (Foreign Ownership Limits); and (iii) disclosure of interest reporting obligations in respect of China Connect Securities (Disclosures of Interest). For the avoidance of doubt, Client acknowledges and agrees that: (i) BNYM's duties and service provision does not comprise any investment advice and BNYM takes no responsibility for advising or verifying whether Client is eligible to invest in China Connect Securities and Client should undertake its own due diligence and take advice under its own laws, regulations and applicable investment criteria/limitations as to the suitability of such investment; and (ii) neither BNYM nor the Subcustodian shall be responsible for monitoring any Investment Restrictions or Foreign Ownership Limits applicable to any China Connect Securities or for making any Disclosures of Interest in any China Connect Securities.

(i)Client acknowledges and agrees that China Connect Securities are held centrally by HKSCC for the account of the CCASS Participant (in this case the Subcustodian and its affiliate) in an omnibus account with China Connect Clearing House and that HKSCC and China Connect Clearing House are intermediaries and depositories in Hong Kong and the People's Republic of China and, accordingly will be subject to the requirements and laws of these jurisdictions and as the same apply to Client's title, property or interests in such China Connect Securities.

(j)Client understands that China Connect Securities are uncertificated and are held by HKSCC in computerised form in the account maintained by HKSCC with China Connect Clearing House, and, as such, that the China Connect Securities credited to Client's China Connect Account are not registered or recorded with China Connect Clearing House in Client's name, Subcustodian's name or BNYM's name. All China Connect Securities will be recorded in the name of HKSCC with China Connect Clearing House. BNYM does not take responsibility for Client's investment in China Connect Securities and Client's title, property and interest in

China Connect Securities and any ability to enforce the same by virtue of this registration (and the position of HKSCC stated under paragraph (i) above) and the relevant property rights, insolvency rules and procedures and remedies under the laws and regulations of Hong Kong or the People's Republic of China (and any conflict between the same).

(k)Client acknowledges and agrees that under the General Rules of CCASS, if HKSCC receives insufficient funds or securities from the China Connect Clearing House to meet HKSCC's aggregate liabilities to China Connect Clearing Participants, it may make a partial or pro rata payment or delivery to China Connect Clearing Participants to whom such liabilities are due, and that should HKSCC elect to make such a partial or pro rata payment or delivery with respect to Client's China Connect Service transactions Client hereby indemnifies and shall hold

BNYM harmless, and, further, Client shall have no recourse against BNYM for the balance of any money or securities.

(l)Client acknowledges and agrees that there are certain responsibilities, risks and limitations presented to, and imposed upon, it in respect of use of the China Connect Service. These include the following (such list is not exhaustive): Investment Restrictions, Foreign Ownership

Limits and Disclosures of Interest (all as detailed above), unavailability of an investor compensation fund, lack of support for certain trading strategies (such as day trading and short selling), limitations on exercise of shareholder rights and benefits, suspension of trading without cause or notice, trade failure or trade rejection at SEHK, tax liability, strict settlement practices, loss recovery limitations, market rules, counterparty insolvency risk and responsibility for the matters under paragraph (j) above.

(m)Client acknowledges and agrees that BNYM shall not be liable, or in any way responsible, for acts, omissions, errors, timeliness, default and/or solvency of any Broker, stock exchange, depository or clearing entity in connection with the China Connect Service.

(n)Client and BNYM acknowledge and agree that Client will pay the fees and expenses associated with BNYM's services under this Letter as agreed between Client and BNYM under the CA

(and as such fees and expenses are amended from time to time).

(o)No provision of this Letter may be amended except in a writing signed by Client and BNYM.

(p)If Client wishes to terminate its use of the China Connect Service under this Letter with BNYM it will provide 30 days written notice of termination to BNYM. BNYM may terminate its services under this Letter with respect to Client by 60 days written notice of termination to Client. Client agrees that the Subcustodian may terminate or cease to provide its services or support the China Connect Service either generally or in respect of Client and Client is at particular risk of such termination if paragraphs (c) and (d) above or any other terms of this Letter are breached (HSBC Termination). If there is an HSBC Termination in respect of a Client, BNYM shall by written notice to such Client terminate its services under this Letter with respect to such Client at such time that the HSBC Termination takes place with respect to such Client and notwithstanding the 60 day notice provision set forth above BNYM's services under this Letter shall terminate at the time that the HSBC Termination takes place.

Without limitation to the foregoing, Client authorises BNYM and the Subcustodian to perform any such acts (or refrain from taking any such acts) as BNYM or the Subcustodian considers in their respective discretion necessary or advisable for complying with CCASS and all relevant market rules for the China Connect Service, and with all instructions issued to BNYM or a Broker and all Settlement Tasks and other requirements (whether in relation to Taxes or otherwise). Client further agrees to provide all assistance that BNYM may reasonably require in performing such acts required by applicable law or regulation.

This Letter and the agreements, undertakings and indemnities given herein are supplemental and additional to the provisions of the CA. For clarity, the services provided in connection with the China Connect Service are part of BNYM's performance of its services under the CA. Except as contemplated in and as modified by the terms of this Letter, the terms of the CA shall apply to the provision of services in connection with the China Connect Service; in clarification of the preceding provisions of this sentence, with respect to the provision of services in connection with the China Connect Service any difference between an item as stated in this Letter and the terms of the CA shall be resolved entirely in favor of the item as stated in this Letter. This Letter shall be governed by and construed in accordance with the same governing law as in the CA. For the avoidance of doubt, this Letter does not affect the duties or obligations of BNYM under the Foreign Custody Manager Agreement between the Voya funds, which are party thereto and BNYM dated January 6, 2003, as amended or supplemented from time to time.

A copy of the Agreement and Declaration of Trust, relating to any Client that is a series of a Massachusetts business trust (Trust) is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this Letter has been executed on behalf of the relevant Trust by an officer of such Trust as an officer and not individually and the obligations of such Trust arising out of this Letter are not binding upon any of the trustees, officers or shareholders of such Trust individually but are binding only upon the assets and property of such Trust.

Upon the date this Letter, if a Client listed on Annex A hereto is listed on Annex A of a prior letter relating to the Hong Kong – China Connect Service, such prior letter shall be of no force or effect with respect to such Client.

This Letter shall be governed by and construed in accordance with the same governing law as in the CA.

Agreed and accepted by

By:	/s/ Todd Modic_____________
Name: Todd Modic
Title:	Senior Vice President
For and on behalf of
Each Separate Legal Entity Listed on Annex A Hereto
November 19, 2018

Acknowledged by

The Bank of New York Mellon

By:	/s/ Michael Rothemeyer______
Name: Michael Rothemeyer
Title:	Vice President

ANNEX A

PORTFOLIO	CUSTODY ACCOUNT	SLEEVE (if applicable)
	NUMBER
Voya Multi-Manager	472158	472394
Emerging Markets Equity
Fund
Voya Multi-Manager	472499	473411
International Equity Fund
Voya Multi-Manager	472496	938465
International Factors Fund

Note: (1) each entity listed in the Portfolio column is a Client, although with respect to each sleeve listed in the Sleeve column, for purposes of the account structure set forth in paragraph (a) that structure is established with respect to a particular sleeve commensurate with the account structure established under the CA with respect to such sleeve (and the terms BNYM China Connect Account, China Connect Account, SPSA account, and Cash Account have the meanings that correspond to that account structure established under the CA), (2) the provisions of paragraph (p) (including with respect to an HSBC Termination) are intended to apply on a sleeve-by-sleeve basis and (3) a sleeve may be considered to be the investor in China Connect Securities.